Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-176567, No. 333-159709, No. 333-125122, No. 333-116976 and No. 333-190257 on Form S-8 and in Registration Statement No. 333-171151 and No. 333-197055 on Form S-3 of our reports dated March 3, 2014 (November 12, 2014 as to our revised report expressing an adverse opinion on the Company's internal control over financial reporting), relating to the consolidated financial statements of MoneyGram International, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
November 12, 2014